                    ADDENDUM TO THE PARTICIPATION AGREEMENT
                           DATED AS OF APRIL 27, 1995
                                    BETWEEN
     CALVERT VARIABLE SERIES, INC. (FORMERLY, ACACIA CAPITAL CORPORATION),
                     CALVERT ASSET MANAGEMENT COMPANY, INC.
                                      AND
                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

     Notwithstanding anything to the contrary contained in the above cited Participation Agreement ("Agreement") between Calvert Variable Series, Inc. (formerly, Acacia Capital Corporation) ("Fund"), Calvert Asset Management Company, Inc. ("Adviser") and New York Life Insurance and Annuity Corporation ("Company"), the Fund, the Adviser and the Company hereby agree that the Agreement is amended to read as follows:

     Section 5.1 of the Agreement is deleted and replaced by the following:

     5.1 The Fund and Adviser shall pay no fee or other compensation to the Company under this Agreement, except as set forth in this Section 5.1.

          a. If the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Adviser may make payments to the Company or to the underwriter for the Contracts if and in amounts agreed to by the Adviser in writing and such payments will be made out of existing fees otherwise payable to the Adviser, past profits of the Adviser or other resources available to the Adviser, or by the Fund, to the extent permitted. Currently, no such payments are contemplated.

          b. The Adviser will pay the Company on a quarterly basis a percentage of average quarterly assets in each Portfolio listed on Schedule B which is attached hereto. If the assets in the Portfolio are less than $75 million, the annualized percentage will be .__; and if the assets in the Portfolio are $75 million or more, the annualized percentage will be .__.


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     IN WITNESS WHEREOF, the Fund, the Adviser and the Company have caused this
Addendum to be executed as of June 30, 1999 and thereby made an integral part of the Agreement.


CALVERT VARIABLE SERIES, INC.          CALVERT ASSET MANAGEMENT
                                       COMPANY INC.


By: /s/ William M. Tartikoff           By: /s/ William M. Tartikoff
   -------------------------              -------------------------
Name: William M. Tartikoff             Name: William M. Tartikoff
Title: Senior Vice President           Title: Senior Vice President


NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION


By: /s/ Robert D. Rock
   -------------------------
Name: Robert Rock
Title: Senior Vice President


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